Exhibit 99.1

NEWS RELEASE

TreeHouse Foods Announces Retirement of Gary D. Smith from Board of Directors

OAK BROOK, Ill., July 30, 2021 -- TreeHouse Foods, Inc. (NYSE: THS) today announced that Gary D. Smith has retired from its Board of Directors effective July 29, 2021. Mr. Smith has been an independent TreeHouse Director since 2005 and previously served as Chairman of the Board from July 2018 to April 2021. Following Mr. Smith’s retirement, the Company’s board was reduced to ten directors.

"Gary’s leadership and collaboration over the years have been invaluable, and it has been a privilege to work with him as we continue to guide TreeHouse’s strategic transformation,” said Ann M. Sardini, Chair of the TreeHouse Foods Board. "Gary has served on all of our Board committees during his tenure and we have benefited greatly from his strategic thinking in building a strong organizational foundation to drive future success. We wish Gary all the best and want to congratulate him and his family on his retirement.”

“We’re grateful for Gary’s guidance and leadership,” said Steve Oakland, CEO and President of TreeHouse Foods. “His marketing insights and extensive knowledge of the retail environment have provided lasting perspective that will continue to benefit us as we progress on our strategic journey to build a company with long-term sustainable growth.”

“It has been an honor to have served on the TreeHouse Board,” said Mr. Smith. “I’m enormously proud of our people and our accomplishments, and I remain confident in the value creation potential at TreeHouse.”

About TreeHouse Foods
TreeHouse Foods, Inc. is a leading manufacturer and distributor of private label packaged foods and beverages in North America. We have approximately 40 production facilities across North America and Italy, and our vision is to be the undisputed solutions leader for custom brands for our customers. Our extensive product portfolio includes snacking, beverages, and meal preparation products, available in shelf stable, refrigerated, frozen, and fresh formats. We have a comprehensive offering of packaging formats and flavor profiles, and we also offer clean label, organic, and preservative-free ingredients across almost our entire portfolio. Our purpose is to make high quality food and beverages affordable to all.

Additional information, including TreeHouse's most recent Forms 10-Q and 10-K, may be found at TreeHouse's website, http://www.treehousefoods.com.

Investor Contact
PI Aquino
Investor Relations
708.483.1331

Media Contact
Bryan Locke, Liz Zale, Mike DeGraff
Sard Verbinnen & Co.
TreeHouse-SVC@sardverb.com